EXHIBIT 10.6

                               FIRST AMENDMENT TO

                      AMENDED DIRECTOR RETIREMENT AGREEMENT


     First Amendment, dated as of _________ __, 2008 (the "Amendment"), to the Amended Director Retirement Agreement, dated as of March 15, 2004 (as amended, the "Director Retirement Agreement"), by and among Citizens South Bank (the "Bank") and _______________ (the "Director"). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Director Retirement Agreement.

                              W I T N E S S E T H:

     WHEREAS, the parties desire to amend the Director Retirement Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, pursuant to Section 8.1 of the Director Retirement Agreement, the parties to the Director Retirement Agreement desire to amend the Director Retirement Agreement;

     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Director hereby agree as follows:

     Section 1. Amendment to Section 1.4 of the Director Retirement Agreement. The definition of Change in Control in Section 1.4 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:

          "Change in Control means a change in the ownership of Citizens South Banking Corporation (the "Company") or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder."

     Section 2. Amendment to Section 1.5 of the Director Retirement Agreement. The definition of Disability in Section 1.5 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:

          "Disability means the Director (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health agreement covering employees of the Bank (or would be receiving such benefits if he was eligible to participate in such plan)."

     Section 3. Amendment to Section 1.16 of the Director Retirement  Agreement.
Section 1.16 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:

          "Termination of Service," for purposes of this Director Retirement Agreement, shall mean a "Separation from Service" as such term is defined in Section 409A of the Code and the final regulations issued thereunder, provided that whether a Separation from Service has occurred shall be determined based on whether the facts and circumstances indicate that the Bank and the Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Director has been providing services to the Bank less than thirty-six
     (36) months)."

     Section 4. Amendment to Section 8.1 of the Director  Retirement  Agreement.
Section 8.1 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:

     "8.1 Amendment and Termination.

          (a) This Director Retirement Agreement may be amended solely by a written agreement signed by the Bank and by the Director, and (b) except as provided in Article 5, this Director Retirement Agreement may be terminated solely by a written agreement signed by the Bank and by the Director. Except as provided in Section 8.1(b), the termination of this Director Retirement Agreement shall not cause a distribution of benefits under this Director Retirement Agreement.

          (b) Notwithstanding anything to the contrary in Section 8.1(a), if the Bank irrevocably terminates this Director Retirement Agreement in the following circumstances:

               (i) Within thirty (30) days before a Change in Control, provided that all distributions are made no later than twelve (12) months following such irrevocable termination of this Director Retirement Agreement and further provided that all of the arrangements sponsored by the Bank that would be aggregated with this Director Retirement Agreement under Treasury Regulation ss.1.409A-1(c)(2) are terminated so the Director and all Directors under the other aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank irrevocably takes all necessary action to terminate such arrangements;

               (ii) With twelve (12) months of a dissolution of the Bank taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11

          U.S.C. ss.503(b)(1)(A), provided that the amounts deferred under this Director Retirement Agreement are included in the Director's gross income in the latest of (i) the calendar year in which this Director Retirement Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or
          (iii) the first calendar year in which the distribution is administratively practicable; or

               (iii) Upon the Bank's termination of this and all other arrangements that would be aggregated with this Director Retirement Agreement pursuant to Treasury Regulation ss.1.409A-1(c) if the Director participated in such arrangements ("Similar Arrangements"), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) no payments are made within twelve (12) months of the termination of the arrangements other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (iii) all termination distributions are made no later than twenty-four (24) months following such termination, and (iv) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Director Retirement Agreement;

               the Bank will distribute (i) the Accrual Balance determined as of the date of the termination of this Director Retirement Agreement, or
          (ii) the Normal Retirement Age Accrual Balance in the event of a termination pursuant to Section 8.1(b)(i) above, to the Director in a lump sum subject to the above terms.

     Section 5. Amendment to Section 8.13 of the Director Retirement Agreement. The second to last sentence in Section 8.13 of the Director Retirement Agreement is hereby amended to read in its entirety as follows:

          "The fees and expenses of counsel selected from time to time by the Director as provided in this section shall be paid or reimbursed to the Director by the Bank on a regular, periodic basis upon presentation within thirty (30) days following the Director's presentation of a statement or statements prepared by such counsel in accordance with such counsel's customary practices, up to a maximum aggregate amount of $25,000."

     Section 6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Director Retirement Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

     Section 7. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.

     Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

     Section 9. Compliance with Section 409A. This Director Retirement Agreement shall be interpreted and administered consistent with Section 409A of the Code.

     IN WITNESS WHEREOF, the Bank and the Director have duly executed this Amendment as of the day and year first written above.

                                               CITIZENS SOUTH BANK

Attest:


                                           By:
---------------------------------------        ---------------------------------
Name:  Paul L. Teem, Jr.                       Name:  Kim S. Price
Title: Executive Vice President,               Title: President and Chief
         Chief Administrative Officer                   Executive Officer



                                               DIRECTOR

Attest:


------------------------                       ---------------------------------
Name:  Paul L. Teem, Jr.                       ---------------------